University General Health System to Present at First Annual Singular Research "Solstice Conference" in New York City on Thursday, June 13, 2013

HOUSTON, TX -- (Marketwire - June 05, 2013) - University General Health System, Inc. (OTCQB: UGHS), a diversified, integrated multi-specialty health care delivery system, today announced that it will be presenting at the First Annual Singular Research "Solstice Conference" on June 13, 2013.

The conference will be held at the Millennium Broadway Hotel, which is located at 145 West 44th Street in New York City.

The presentation by Donald Sapaugh, President of University General Health System, Inc., and Mike Griffin, CFO, is scheduled for 11:00 a.m. on Thursday, June 13, 2013.

Throughout the day of the conference, management will meet with investors in a series of one-on-one breakout sessions. Interested parties should contact Bill Jones at Singular Research (267-987-2082) to schedule a meeting with management.

About Singular Research

Singular Research aims to be the most trusted supplier of unbiased, performance-based research on small- and micro-cap companies to fund managers. Its goal is to provide initiation reports and quarterly updates for approximately 40 companies. In most cases, Singular's analysts research companies that are not covered by any other firms.

The First Annual Singular Research "Solstice Conference" will be co-hosted by the NYSE/MKT and is dedicated to emerging growth and underfollowed companies. The NYSE has joined forces with Singular Research to develop a conference dedicated to informing the investment community about undercovered/undiscovered companies listed or seeking a listing on its exchange or other major exchanges.

Singular expects the conference to be attended by many of the nation's top institutional and hedge fund managers, family offices and wealth managers with a specific interest in small-cap companies. Singular clients include prominent five star-rated small and micro-cap portfolio managers representing over $70 billion in assets.

About University General Health System, Inc.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers concierge physician and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates two hospitals, three ambulatory surgical centers, a number of diagnostic imaging and physical therapy clinics, two sleep clinics, and a hyperbaric wound care center in the Houston area. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

The Company is headquartered in Houston, Texas, and its common stock trades on the OTCQB under the symbol "UGHS".

For additional information, please contact:

Don Sapaugh
President
University General Health System, Inc.
(713) 375-7557
dsapaugh@ughs.net

or

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
Investor Relations Counsel
(800) 377-9893
info@rjfalkner.com